Exhibit 99.1

Genius Brands International Announces 1-for-10 Reverse Stock Split
to Maintain Compliance with Nasdaq Continued Listing Requirements

BEVERLY HILLS, Calif., February 10, 2023 (GLOBE NEWSWIRE) -- Genius Brands International, Inc. (“Genius Brands” or the “Company”) (Nasdaq: GNUS), a global brand management company that creates and licenses multimedia entertainment content for children, announced today that it will effect a 1-for-10 reverse stock split of its outstanding common stock, which will be effective for trading purposes as of the commencement of trading on February 13, 2023.

The reverse stock split was approved by the Board of Directors of the Company in accordance with Nevada law and is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 5550(a)(2)). The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “GNUS” and under a new CUSIP number, 37229T 509. As a result of the reverse stock split, every 10 pre-split shares of common stock outstanding will become one share of common stock, with each shareholder’s pro rata ownership of the Company remaining the same. The reverse stock split will proportionately reduce the number of shares of authorized common stock from 400,000,000 to 40,000,000 shares.  The reverse split will also apply to common stock issuable upon the exercise of the Company’s outstanding warrants and stock options.

“We believe that the reverse split is an important step in our ongoing activities to enhance shareholder value and further position the Company for long-term success," said Michael Jaffa, COO and General Counsel of Genius Brands. "Specifically, we believe increasing the per-share market price of our common stock will make the Company more attractive to a wider range of institutional investors and brokerage firms otherwise restricted due to share price requirements. Each shareholder’s pro rata percentage will remain unchanged. Additionally, having fewer shares in the public float we believe will help deter improper and potentially illegal trading activities, such as illegal naked short selling, a direct violation of SEC Regulation SHO, which governs stock and option share locate, close out and fail to deliver requirements. Towards this end, we are taking additional measures that we believe will assist in deterring such activities in the future.”

“Although this is a challenging time in the markets, we are encouraged by the outlook for the business, including our brands, our distribution platforms, our recent acquisitions, and our increasing market share,” noted Andy Heyward, Chief Executive Officer of Genius Brands. “We are executing on our plan around timeless, safe, and quality entertainment for children, as we grow rapidly, now evidenced by our most recent earnings announcements, continuing increase in revenues, and synergies as we digest our strategic acquisitions and investments in WOW, Ameba, and YFE. As a result, maintaining our listing on Nasdaq is of utmost importance given the anticipated milestones and visibility a Nasdaq listing provides.”

The Company’s transfer agent, VStock Transfer, LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to shareholders regarding the process for exchanging share certificates. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares.

About Genius Brands International, Inc.

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing, licensing, and distributing branded children’s entertainment properties and consumer products that is safe and enriching for media and retail distribution. The Company’s IP portfolio of family-friendly content features the Stan Lee brand, Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, on Kartoon Channel!; Shaq’s Garage, starring Shaquille O’Neal, coming to Kartoon Channel!; Rainbow Rangers on Kartoon Channel! and Netflix; Llama Llama, starring Jennifer Garner, on Netflix and more. The company recently announced its upcoming production of Blue Origin Space Rangers, starring an animated Jeff Bezos and Michael Strahan, leading a diverse academy of youth space explorers through intergalactic adventures. The company’s flagship channel, Kartoon Channel!, is distributed across all major platforms, including Apple TV, Apple ios, Android TV, Android Mobile, Amazon Prime, Amazon Fire, Roku, Pluto, Tubi, You Tube, as well as Samsung, LG, and Vizio smart TVs.  This past year, Genius Brands also acquired Canada’s WOW! Unlimited Media, which includes 2,500 channels under the Channel Frederator Network, the largest network of animation on YouTube, with over 1 billion views per month, and has also made a strategic investment in Germany’s Your Family Entertainment AG (FRA:RTV), one of Europe’s largest distributors and broadcasters of high-quality programs for children and families.

For additional information, please visit www.gnusbrands.com.

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Forward-Looking Statements

Forward Looking Statements: Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the “SEC”). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media contact:

pr@gnusbrands.com

Investor relations contact:

ir@gnusbrands.com

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